Exhibit 99.3

Rockside Medical
Historical Statements of Revenues and Certain Direct Operating Expenses
For the Three Months Ended March 31, 2016 (unaudited) and
the Year Ended December 31, 2015

Independent Auditor’s Report

Board of Directors and Stockholders
Community Healthcare Trust Incorporated
Franklin, Tennessee

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of the medical office building (“Rockside Medical”) to be acquired pursuant to the purchase agreement dated December 15, 2015, between CHCT Ohio, LLC, a subsidiary of Community Healthcare Trust Incorporated, and Sally Dennison Willard, Trustee and the related notes (“Historical Statement”) for the year ended December 31, 2015.

Management’s Responsibility for the Historical Statement

Management is responsible for the preparation and fair presentation of the Historical Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Historical Statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Historical Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Historical Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses, as described in Note 2, of Rockside Medical for the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Historical Statement was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission as described in Note 2, and is not intended to be a complete presentation of the Rockside Medical’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Nashville, Tennessee
March 24, 2016

Rockside Medical
Historical Statements of Revenues and Certain Direct Operating Expenses
For the Three Months ended March 31, 2016 (unaudited) and
the Year ended December 31, 2015

	For the Three Months Ended March 31, 2016	For the Year Ended December 31, 2015
	(unaudited)
Revenues:
Rental income	$269,415	$1,113,866
Operating expense recoveries	30,796	144,575
	300,211	1,258,441
Certain direct operating expenses:
Utilities	40,336	205,692
Real estate taxes	24,110	101,783
Maintenance and repairs	35,942	74,829
Management fees	18,691	50,000
Landscaping	6,710	22,875
Other	4,765	18,652
	130,554	473,831
Revenues in excess of certain direct operating expenses	$169,657	$784,610

See accompanying notes to historical statements of revenues and certain direct operating expenses.

Rockside Medical
Notes to Historical Statements of Revenues and Certain Direct Operating Expenses

(1)    Business
The medical office building (“Rockside Medical”) acquired from Sally Dennison Willard, Trustee on April 19, 2016, is located in Independence, Ohio.

(2)     Basis of Presentation
 The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Statements”) have been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of Rockside Medical’s revenues and expenses. The Historical Statements have been prepared on the accrual basis of accounting and required management of Rockside Medical to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

The Historical Statement for the three months ended March 31, 2016 is unaudited; however, management believes that all material adjustments of a normal, recurring nature considered necessary for a fair presentation of the interim results have been included. The interim financial information does not necessarily represent or indicate what the operating results would be for a full year.

(3)     Revenues
     Rockside Medical is a medical office building and is occupied under various lease agreements with various healthcare providers that expire through 2019. The leases are accounted for as operating leases. The leases include provisions for base rent and provisions under which the tenant either pays directly, or reimburses the lessor, for common area maintenance and other operating costs, real estate taxes, and insurance. Base rent is recognized over the life of the lease agreement on a straight-line basis. Revenues on the Historical Statements include a reduction of rental income related to straight-line rent of approximately $4,000 and $10,000, respectively, for the three months ended March 31, 2016 and the year ended December 31, 2015. Revenues related to reimbursed costs are recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases have various renewal options.
      Future minimum lease payments due under the non-cancelable operating leases at December 31, 2015 were as follows:

Year ending December 31,
2016	$1,093,327
2017	774,722
2018	279,475
2019	142,427
Total	$2,289,951

Leases generally require reimbursement of the tenant's proportional share of common area maintenance, real estate taxes and other operating expenses, which are excluded from the amounts above.

(4)     Certain Direct Operating Expenses
 Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of Rockside Medical. Certain direct operating expenses include utilities, real estate taxes, maintenance and repairs, management fees, landscaping, and other expenses, which are charged to operations as incurred. Costs such as depreciation, amortization, and professional fees are excluded from the Historical Statements. Also, costs paid directly by the tenants are excluded from the Historical Statements.

(5)    Subsequent Events
Rockside Medical evaluated subsequent events through March 24, 2016, the date the Historical Statement for the year ended December 31, 2015 was available to be issued, and through September 13, 2016, the date the Historical Statement for the three months ended March 31, 2016 was available to be issued.